EXHIBIT 4.3





                                   DELCHAMPS, INC.
                              DIRECTOR COMPENSATION PLAN


               1. Purpose. The purpose of the Director Compensation Plan (the "Plan") of Delchamps, Inc. ("Delchamps"), an Alabama corporation, is to (a) provide an incentive to directors of Delchamps who are not also employees of Delchamps (the "Directors") to concentrate their efforts in a manner that will provide for the long-term growth and profitability of Delchamps;
          (b) encourage stock ownership by Directors in order to promote an identity of interests with Delchamps' shareholders; (c) provide a means of attracting and retaining qualified Directors; and (d) provide the Directors with an opportunity to defer their director compensation in order to assist in their individual financial planning.

               2. Effective Date and Term of Plan. The Plan shall become effective on such date as it is approved by the shareholders of Delchamps and shall remain in effect until terminated by the Board of Directors of Delchamps (the "Board"). Elections under Sections 6 and 8 hereof may be made prior to the effective date of the Plan.

               3. Stock Subject to the Plan. There are authorized for issuance and delivery under the Plan an aggregate of 100,000 shares of common stock, $.01 par value per share (the "Common Stock"), subject to adjustment as provided in Section 9 hereof. Such shares may be, in whole or in part, authorized but unissued shares, whether now or hereafter authorized, or issued shares that have been reacquired by Delchamps.

               4. Plan Administration. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee shall have full and final authority to interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other actions necessary and advisable for the administration of the Plan. Decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. The Plan shall be interpreted in view of the intention that the acquisition of shares of Common Stock through the Plan is intended to qualify as an exempt transaction under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

               5.   Eligibility.   Any member of the Board of Directors who
          is not an employee of Delchamps or a subsidiary of Delchamps may participate in the plan.

               6.   Deferral of Compensation.

                  6.1 Deferral Elections. Each Director may elect to defer his or her Retainer Compensation, Nonretainer Compensation that is not used to purchase Common Stock pursuant to Section 8 hereof or both, each in twenty-five percent increments, to his or her Deferred Compensation Account. An election to defer Compensation hereunder shall be made by means of a Deferral Election Form and shall be effective only with respect to Compensation earned on or after the date of the first annual meeting of shareholders of Delchamps following the receipt of the Deferral Election Form by the Committee. "Retainer Compensation" means the annual retainer fee payable to a Director by Delchamps, but shall not include any meeting fees or expense reimbursement paid to a Director. "Nonretainer Compensation" means the meeting fees paid to a Director by Delchamps, but does not include any Retainer Compensation or expense reimbursement paid to a Director. "Compensation" means Nonretainer Compensation and Retainer Compensation.

                  6.2 Revocation of Elections. A Director may revoke or modify an election made pursuant to Plan Section 6.1 with respect to deferrals of Compensation to be earned in the future as of the date of the first annual meeting of shareholders of Delchamps following receipt of the written revocation or modification by the Committee and subject to such other rules as may be established by the Committee.

               7.   Deferred Compensation Accounts

                  7.1    Establishment    of    Accounts.     A    Deferred
          Compensation Account shall be established for each Director who executes a Deferral Election Form.

                  7.2 Crediting of Deferrals. A Directors's Deferred Compensation Account shall be credited with that portion of the Director's Compensation that the Director has elected to defer to his or her Deferred Compensation Account pursuant to Plan Section
          6.1 as of the date such Compensation would otherwise have been paid to the Director.

                  7.3 Crediting Income. Each Deferred Compensation Account shall be credited as of the last day of each fiscal quarter of Delchamps with an assumed rate of income equal to the then prevailing rate payable with respect to 90 day U.S. Treasury Bills, based on the weighted average balance of such account during such fiscal quarter.

                  7.4 Distribution of Accounts. Amounts credited to a Director's Deferred Compensation Account shall be distributed in either a single lump sum or annual installments (not to exceed five), as designated by the Director in his or her applicable Deferral Election Form. Distribution of a Deferred Compensation Account shall be made (in the case of a lump sum payment) or commence (in the case of installment payments) upon the January 15 or July 15 following the Director's seventieth birthday, or, if earlier, the January 15 or July 15 following the date the Director ceases to be a member of the Board of Directors, other than as a result of death. However, if the Director elects in his or her Deferral Election Form, the distribution (in the case of a lump sum payment) or the commencement of the distribution (in the case of installment payments) of the Director's Deferred Compensation Account shall occur on any subsequent January 15 or July 15. If a Director elects to have his or her Deferred Compensation Account distributed in installments, the amount of the first installment shall be a fraction of the value of the Director's Deferred Compensation Account, the numerator of which is one and denominator of which is the total number of installments elected, and the amount of each subsequent installment shall be a fraction of the value (including income credited pursuant to Section 7.3) on the date preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

                  7.5 Distribution Upon Death. In the event of the death of a Director prior to the distribution of his or her Deferred Compensation Account in full, the value of such Deferred Compensation Account shall be determined as of the day immediately following the Director's death and such amount shall be distributed in a single lump sum payment to the Director's estate as soon as administratively feasible thereafter.

                  7.6 Statement of Account. At least once per year, each Director who has executed a Deferral Election Form shall be provided with a statement of his or her Deferred Compensation Account.

                  7.7 Director's Rights Unsecured. The right of any Director to receive future distributions under the provisions of this Section 7 shall constitute an unsecured claim against the general assets of the Company.

               8.   Stock Purchases.

                  8.1 Each Director may make a stock purchase election directing that up to one hundred percent of his or her Retainer Compensation, in ten percent increments, be allocated to the purchase of Common Stock on his or her behalf. At such time as the rules under Section 16 of the Exchange Act are amended to permit a Director to elect to utilize both Retainer Compensation and Nonretainer Compensation to purchase shares of Common Stock and still qualify as a disinterested person for the purpose of administering other employee benefit plans of Delchamps, then, if so elected by the Director, all or a portion of Nonretainer Compensation may also be utilized to purchase Common Stock on the terms described in this Section 8.

                  8.2 A stock purchase election will be effective on the first date that Compensation subject to the election is paid that is at least six months after the date the Stock Purchase Election Form is filed with the Committee in the manner required by the Committee. Stock purchase elections may be revoked or modified effective on the first date that Compensation is paid that is at least six months following the date the revocation or modified election is filed with the Committee in the manner required by the Committee. Notwithstanding the preceding, a stock purchase election, or a modification or revocation of a stock purchase election, may be given effect on an earlier date, if the
          Committee, in its sole discretion, permits, provided the Committee is satisfied such election, modification or revocation would not trigger the recovery of short-swing profits under
          Section 16 of the Exchange Act.

                  8.3 Number of Shares Issued. If a Director has timely submitted a satisfactory Stock Purchase Election Form, the Director shall be issued a number of shares of Common Stock equal to the amount, if any, of the Director's Compensation allocated to the purchase of Common Stock, multiplied by 1.10 and divided by the Fair Market Value of a share of Common Stock as of the issue date. A Director who timely submits a satisfactory Stock Purchase Election Form shall be issued a number of shares of Common Stock, multiplied by 1.25 rather than 1.10 and divided by the Fair Market Value of a share of Common Stock as of the issue date, at such time as the rules under Section 16 of the Exchange Act are amended to allow a Director to receive such amount of Common Stock in lieu of cash Compensation and continue to qualify as a disinterested person for the purpose of administering other employee benefit plans of Delchamps. Any Common Stock issued to a Director pursuant to this Section 8.3 may not be transferred within two (2) years of the date of purchase, except in the event of death, disability, as described in Section 22(e) of the Internal Revenue Code of 1986, as amended, retirement on or after age 70 or unless the Committee waives this restriction. "Fair Market Value" with regard to a date means the closing price of the Common Stock on the last trading date prior to that date as reported by the Nasdaq Stock Market (or, if applicable, as reported by any other automated quotation system or national securities exchange selected by the Committee that reports closing sale prices for the Common Stock or on which the shares of Common Stock are then actively traded).

               9. Changes in Capitalization. If the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or other property (other than ordinary dividends) are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of Delchamps, reorganization, recapitalization, reclassification, dividend, stock split, reverse stock split, spin-off, split-off or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares reserved for issuance under the Plan.

               10. No Right to Continue as a Director. Neither the Plan nor any action taken pursuant to the Plan, shall constitute evidence of any agreement or understanding, express or implied, that Delchamps will retain a participant as a Director for any period of time, or at any particular rate of compensation.

               11.  Amendment, Modification, and Termination.  The Board at
          any time may terminate and in any respect amend or modify the Plan; provided, however, that the Board of Directors shall condition any amendments on the approval of shareholders if such approval is necessary or advisable with respect to securities, tax or other applicable law. No amendment, modification or termination of the Plan shall in any manner adversely affect the rights of any participant with respect to shares of Common Stock to which he or she became entitled prior to such amendment, modification or termination or with respect to amounts that have been credited to a Deferred Compensation Account.

               12. Shareholder Approval. The Plan shall be submitted to the shareholders of Delchamps for their approval at the 1994 Annual Meeting of Shareholders. If such approval is not obtained, no shares of Common Stock may be purchased by Directors through the Plan.

               13. Restrictions on Delivery and Sale of Shares; Legends. Each share of Common Stock purchased through the Plan is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of such shares upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the purchase or delivery of shares thereunder, the delivery of any or all shares may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Common Stock purchasable or otherwise deliverable hereunder, the Director shall as a condition to any delivery of Common Stock hereunder, represent, in writing, that the shares received are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless Delchamps shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. Delchamps shall include on certificates representing shares delivered pursuant to the Plan such legends referring to the foregoing representations or restrictions and any other applicable restrictions on resale as the Committee, in its discretion, shall deem appropriate.
               14. Non-alienation of Benefits. Other than with regard to the death of a Director, no benefit shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Director, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Director.

               15. Choice of Law. The laws of the State of Alabama shall govern the Plan, to the extent not preempted by federal law.

                                             DELCHAMPS, INC.



                                             By: __________________________


                                             Title: _______________________

          ATTEST:



          ________________________
          Secretary

              [CORPORATE SEAL]